Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 30, 2025, relating to the financial statements and financial highlights of God Bless America ETF, a series of Tidal Trust I, which are included in Form N-CSR for the year ended August 31, 2025, and to the references to our firm under the headings “Questions and Answers”, “Target Fund and Acquiring Fund Service Providers”, and “Exhibit B: Financial Highlights” in the Proxy Statement and Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 28, 2026